Exhibit 99.3
USA Mobility, Inc. Investor Conference Call
April 4, 2006
11:00 a.m. Eastern Time
Operating Results for the 4th Quarter and Year Ended December 31, 2005

Operator:	Good morning and welcome to USA Mobility’s Fourth Quarter and Year-end Investor Conference Call. Today’s call is being recorded. Online today we have Vince Kelly, President and CEO, Peter Barnett, COO, Tom Schilling, CFO & Treasurer, and Scott Tollefsen, General Counsel and Secretary. At this time for opening comments I will turn the call over to Mr. Kelly. Please go ahead, sir.

Mr. Kelly:	Good Morning. Thank you for joining us for this Company Update. Before I begin, our General Counsel, Scott Tollefsen, will make a brief statement.

Mr. Tollefsen:	Today’s conference call may include forward-looking statements that are subject to risks and uncertainties relating to USA Mobility’s future financial and business performance. Such statements may include estimates of revenue, expenses and income as well as other predictive statements or plans dependent upon future events or conditions, including statements related to the Company’s completion of its restatement and audit of its consolidated financial statements, new determinations and calculations, and estimates of time to complete the review and audit. These statements represent the Company’s estimates only on the date of this conference call and are not intended to give any assurance as to actual future results. USA Mobility’s actual results could differ materially from those anticipated in these forward-looking statements. Although these statements are based upon assumptions the Company believes to be reasonable, based upon available information, they are subject to risks and uncertainties, including risks and uncertainties that the review or subsequent processes or filings will not be timely completed, that any modifications or changes may not be timely or effectively implemented, that other errors or internal control deficiencies or weaknesses may be identified during the preparation and audit of the consolidated financial statements, and that adjustments for other periods may be required. The Company’s financial results and stock price may suffer as a result of the ongoing review and any subsequent determinations from this process or any resulting actions taken by governmental or other regulatory bodies. Please review the risk factors section relating to our operations and the business environment in which we compete contained in our third quarter Form 10-Q and our 2004 Form 10-K, both of which are on file with the SEC, for a description of these risks and uncertainties. Please note that USA Mobility assumes no obligation to update any forward-looking statements from past or present filings and conference calls.

Mr. Kelly:	Thank you Scott.
First of all, I wanted to take a minute to apologize to all of you who were planning to attend our recently postponed investor meeting in New York which CRT had graciously offered to host. As you may know, we had originally planned to hold our investor presentation at the Princeton Club in conjunction with this Fourth Quarter Call, but decided to postpone the meeting for reasons at that time unrelated to the delay associated with our 2005 audit process. We plan to reschedule the investor meeting in the not too distant future and will let you know as soon as circumstances allow and we have finalized our planning.
We are delighted to speak with you today regarding our recent operating results and share with you important information with respect to our business, our initiatives and our expectations for 2006. Due to the amount of material we plan to cover, we expect this to be a relatively lengthy call. However, we hope you will find this information useful. When we are finished presenting our prepared material, we will be happy to take your questions.
I also want to acknowledge the status of our pending prior period restatements as well as our 2005 10-K filing which we are in the process of completing and will file as soon as we and Price Waterhouse Coopers have finished our work. Restating past financial results is never taken lightly. The fact that we discovered past mistakes while working on the 2005 audit, and are currently addressing them with the help of our auditors and experts is important and necessary. Tom will go into more specific details on this in a couple of minutes. However, I want to emphasize that the restatements are not related to our revenue, cash or cash flow from operating, financing or investing activities.
Now I want to turn to our results and start with a review of what we feel was a phenomenal year.
When Metrocall and Arch merged, slightly over 16 months ago, we set the following goals for our first year of operation:
•	Successfully integrate the companies while maintaining high-quality service.

•	Achieve significant merger synergies and cost savings.

•	Generate sufficient cash flow to retire the $140 million in bank debt used to fund the merger and create excess cash for the benefit of our shareholders and our customer’s future.

•	And, lastly, aggressively market existing products and services while exploring new sources of revenue.

I’m pleased to report that we achieved each of those goals during 2005:
➢	Metrocall and Arch were substantially integrated within one year of the merger.

➢	Customer service levels are currently high and, as measured by call statistics, continue to improve.

➢	Merger synergies and cost savings have been significant.

➢	All bank debt related to the merger was repaid in August and USA Mobility became debt-free.

➢	We paid a special dividend of $1.50 per share on Dec. 21, 2005, representing a return of capital of $41 million to our shareholders.

➢	We refocused our marketing objectives to target key vertical markets, especially those customers in mission-critical businesses.

➢	And we began exploring potentially new sources of revenue, including the execution of an agreement with Advanced Metering Data Systems (AMDS) in which we would share revenue derived form its narrowband PCS meter reading network.
In addition to meeting our stated goals, the Company also made substantial progress during the year in various other areas.
➢	Subscriber trends improved as our net unit losses for the year declined to 1.1 million, or 18.1%, compared to 1.7 million, or 22.3% in 2004. This represents a 35 percent reduction in annual customer erosion on a pro forma basis. We included a link to a chart in our press release material that graphically illustrates this improving trend by quarter.

➢	Year-over-year revenue trends also improved, with the rate of revenue decline on a pro forma basis slowing to 21.6% in 2005 from 22.3% in the prior year.

➢	We also lowered our operating expenses, excluding depreciation and amortization by over $105 million or 18.6% during the year, due in large part to merger-related savings and cost efficiencies. Tom will go into more detail on each of the expense categories in a few minutes.

➢	In addition, we reduced companywide headcount by 36% during 2005 and by 43% since the merger. The headcount reduction, coupled with slowing revenue erosion, has produced a significant improvement in the Company’s operating efficiency which Tom will cover in detail in a few minutes.

➢	Our highest priority during the year, of course, was the merger integration. Important steps in that process included: (1) consolidating numerous back-office and administrative functions; (2) reorganizing senior management; (3) restructuring our sales and marketing functions; (4) converting to a single customer service and billing platform; (5) decommissioning the legacy Arch two-way network, well ahead of our original plan; (6) rationalizing our one-way network, including the decommissioning of more than 1,200 transmitters by year-end; (7) closing more than 150 office, terminal and storage facilities; and (8) reorganizing our legal entities to generate substantial future administrative and tax savings.

➢	Another key step in the integration process was the execution of our Master Antenna Site Lease agreement with Global Signal last August, which we expect will result in substantial savings in future site lease costs.

➢	Subsequent to year end we further improved our long term site lease efficiency prospects by entering into a new master lease agreement with American Tower Corporation, effective as of January 1st 2006 and running through 2010.

➢	And, finally, in the wake of the company’s successful performance during Hurricane Katrina and other storms in the Gulf Coast region last summer — during which our highly reliable and resilient networks outperformed mobile voice networks — we have made a concerted effort to demonstrate the value of paging technology to numerous government agencies, health-related organizations and other first responder groups that require highly reliable communications systems during critical or emergency situations.
I will comment further on our progress in 2005 and plans for 2006 in a few minutes, but first I’d like to ask our CFO, Tom Schilling, to review the company’s financial performance and current filing status.

Mr. Schilling:	Thanks Vince, and good morning.
I want to review our financial performance for the fourth quarter and full-year 2005, and then will provide our guidance as to where we see 2006 in terms of revenue, operating expenses, and capital expenses. However, I first want to make a few comments regarding our pending restatement.
As most of you are aware we announced on Friday, March 31, that we did not file with the SEC, and that we would do so as soon as practicable. While the delay in filing is frustrating, it is absolutely necessary in order for us to be comfortable that our restatement is accurate, complete, and comprehensive. The restatement has required extensive review of prior years work and documentation back to Arch’s emergence from bankruptcy in 2002. This review has been conducted by a new accounting team at the company, and a new audit team from PricewaterhouseCoopers, our external auditor.
Our integration efforts during the past year included a near wholesale “change-out” of our finance and accounting personnel from the former Arch staff in Westborough, Massachusetts to the new USA Mobility team, here in Alexandria, Virginia. Also, PricewaterhouseCoopers transferred management of our audit from its Boston office to its Northern Virginia Office after completion of the 2004 audit. So the people preparing and reviewing the restatement were not involved during the time periods being restated, which adds a significant amount of learning curve time in the gathering of facts, and assessing whether or not an error occurred. These factors also add to the normal time it would take for the company to prepare, support, and document the correcting entries, as well as adding to the time it takes review and audit the work.
The team we’ve built during 2005 and the controls and procedures we have implemented uncovered these previous errors, and they are continuing the process of correcting them. I’m more confident today in the competency of our people and our controls than I’ve ever been. We will file our final restated results as soon as possible, but not before we and PricewaterhouseCoopers have completed our work.
Our press release issued yesterday contained schedules reflecting our preliminary restated results for revenue through pre-tax income. As I just discussed, our restatement work and our audit are not yet completed and we are currently evaluating other items that may require restatements to the preliminary results included in the press release.
At least one item currently under review is Arch’s accounting for asset retirement obligations, or ARO, under FAS 143, which Arch adopted in 2002. FAS 143 requires that asset retirement obligations associated with the retirement of tangible long-lived assets be recognized as a liability when incurred, and the amount of the liability be initially measured at fair value. We are assessing whether Arch’s past ARO accounting correctly used fair value to assess the obligation, and if certain costs associated with transmitter removals were recorded as current operating expenses. If we determine the ARO was accounted for incorrectly then adjustments will be recorded to our depreciation and amortization expense, as well as adjustments to our Service, Rental, and Maintenance Expenses. It will not, however affect revenue, or cash flow from operating, investing or financing activities.

I want to emphasize that the pending restatements currently reflected in our press release are necessary under generally accepted accounting principles, because they had a material impact on our income statement. However, I also want to emphasize that none of the restatement items affect the fundamentals of our business. By fundamentals I mean: the restatement does not impact the company’s previously reported revenue. The restatement does not impact our previously reported cash positions. And, the restatement does not impact our previously reported cash flow from operating, investing or financing activities.
Much of our restatement work revolves around our income tax provision and our deferred tax assets. While the restatement is correcting for multiple errors that in some cases offset, at this point in our process we anticipate that our deferred tax assets at December 31, 2005 will be reduced by about 5%, from amounts previously reported.
The impact of the restatements presented in our press release schedules on EBITDA was a decrease of $1.3 million in 2003, a decrease of $1.6 million for 2004, and an increase of $2.4 million to the first nine months of 2005. I’d like to describe some of the more significant items impacting the changes in EBITDA.
Sales and use taxes that were not correctly set up in the legacy Arch billing system, resulted in the company recording expenses in our previously reported second quarter and third quarter of 2005 that covered a period from 2002 to 2005. These errors were discovered during our billing system conversion, and we noted these in our previously reported operating expenses. We determined that it would be more appropriate to reflect these expenses in the period the company truly incurred the liability. This reduced

2005 general and administrative expense by $2.2 million and increased general and administrative expense in 2003 and 2004 by $1.3 million and $700,000, respectively.
We had an $856,000 liability for severance cost related to the former Arch executives that we determined should more appropriately be recorded in the fourth quarter of 2004, rather than the payout period, notwithstanding our ability to reduce these payouts by offsetting earned compensation should the terminated Arch executives become re-employeed.
We had recorded in the first quarter of 2005 a change in our minority interest in GTES, Inc. of $156,000. This more appropriately should have been recorded in the fourth quarter of 2004.
We also made a correction to our depreciation and amortization in the fourth quarter of 2004 and in the first, second, and third quarters of 2005. The company made a decision in fourth quarter 2004 to decommission the legacy Arch 2-way paging system. We completed this decommissioning in fourth quarter of 2005. During our year end review we discovered that the decommissioning of the 2-way system had not been correctly entered into the company’s fixed asset system during the fourth quarter of 2004. In addition, we discovered an error that existed in a manual entry made during the fourth quarter of 2004. The net results of these errors was a decrease in our fourth quarter 2004 depreciation expense of $1.4 million, and an increase of $3.8 million, $6.1 million, and $6.0 million in the first, second and third quarters of 2005, respectively.
Before I review the fourth quarter and full year 2005 results I want to remind everyone that our reported financial results for 2004 include only 46 days of Metrocall operations, as the merger between Arch and Metrocall closed on

November 16, 2004. Therefore, my discussion will include comparisons between 2004 and 2005 on a pro-forma basis. The pro-forma results for 2004 assume the merger between Arch and Metrocall occurred on January 1, 2004. In our news release issued yesterday we included our reported results and pro-forma results on a quarterly basis for 2004 and 2005. These preliminary results contained in the news release include the effects of the restatement items we have completed as of today.
We provided financial guidance on our second quarter 2005 conference call. We stated at the time we expected revenue of for 2005 to be between $605 million and $615 million: actual revenue was $618.6 million, slightly better than our guidance. We said operating expenses, excluding depreciation and amortization, would be between $465 million and $475 million: our reported expense was $462.7 million, again slightly better than our range. Finally, we projected capital expenses in a range from $12 million to $15 million, and we reported $13.7 million, in the middle of the range. Obviously, given the results compared to the guidance we are very pleased with what we consider a very successful first year of operations.
I’ll start with subscriber base where we continue to see improvement in our rate of erosion. As of December 31, 2005 the company had 4,886,000 units in service, consisting of 4,182,000 direct units and 704,000 indirect units. Net units lost during the fourth quarter totaled 230,000, a sequential decline of 4.5 percent, which is consistent with sequential decline in the third quarter when we loss of 232,000 units, or 4.3 percent. We experienced measurable improvement in subscriber loss in the second half of 2005. We included a link to a graph in our press release that depicts this improving trend. In the fourth quarter of 2004, on a pro-forma basis, we lost 388,000 subscribers. Our fourth quarter 2005 loss of 230,000 is an improvement of 158,000 units or 40 percent. More importantly the rate of erosion improved 26 percent from 6.1 percent in fourth quarter 2004 to 4.5 percent in fourth quarter 2005.
Additionally, during 2005 we experienced consistent improvement each quarter in the rate of unit decline on a year over year and pro-forma basis. In first quarter of 2005 we experienced an annual rate of decline in units of 21.7 percent; that improved to 20.7 percent in the second quarter; 19.5 percent in third quarter; and, 18.1 percent in fourth quarter.
For first quarter we expect the year over year trend to show improvement, however, on a sequential basis we expect an increase in the rate of net unit loss in the first quarter compared to fourth quarter, as first quarter has traditionally been the highest quarter of net unit loss.
Total revenue for the fourth quarter was $143.4 million, a decrease of $8.6 million, or 5.7 percent, from the $152.0 million reported in the third quarter. As we suggested in our third quarter earnings call, the rate of revenue decline in the fourth quarter increased due in part to the lagging impact of our mid-year billing conversion.
The fourth quarter revenue declined 20.3 percent compared to the year ago quarter on a pro-forma basis. We’re encouraged by the improvement we experience in the last half of 2005 in the year over year rate of revenue erosion. Our year over year rate of revenue erosion was 22.7 percent in first quarter, 22.4 percent in the second quarter, then 20.6 percent in the third quarter, and finally the 20.3 percent in fourth quarter of 2005.
Total fourth quarter revenue includes Service, Rental and Maintenance revenue of $137.0 million and product sales of $6.4 million. Service, Rental and Maintenance revenue declined $8.0 million, or 5.5 percent, from the third quarter. The decrease was driven by a 4.5 percent decline in units in service, and a 1.5 percent decline in average revenue per unit.
For full year 2005, reported revenue was $618.6 million, compared to $490.2 million in reported revenue in 2004. The increase in reported revenue is entirely attributable to the inclusion of a full year of Metrocall revenue in 2005. On a pro-forma basis our 2005 revenue declined 21.6 percent compared to $788.7 million in 2004.
Total paging revenue per unit, or RPU, in the fourth quarter was $8.90, compared to $9.04 in the third quarter, $9.02 in the second quarter, and $9.01 in the first quarter. RPU for direct units in the quarter was $9.57, compared to $9.81 in the third quarter, or a 2.4 percent decrease. This was due in part to increased service and billing credit reserves associated with our billing system conversion completed at the end of the second quarter.
Indirect RPU increased to $5.06 in the fourth quarter, a 5.2 percent increase from $4.81 in the third quarter. This was driven in part by the rationalization of pricing to our paging reseller customers. With the various mergers we’ve completed over the years we had certain inconsistencies in our pricing to these customers. During fourth quarter we implemented a program to create more standardization in our pricing programs which contributed to an increase to our indirect RPU.
As previously noted, we expect RPU for direct units in service to continue to trend down. The primary driver of the decline will be the mix of our customer base rather than pricing reductions. This mix shift is largely the result of both our lower RPU one-way service, and our lower RPU large customers becoming an increasingly higher percentage of our direct subscriber base.

Now I want to turn to operating expenses where we continue to make excellent progress. For this discussion I will divide our operating expenses into two categories: Operating expenses excluding depreciation and amortization; and, then I’ll speak to depreciation and amortization separately.
For full year 2005 operating expenses excluding depreciation and amortization was $462.7 million, compared to $568.3 million in 2004 on a pro-forma basis. This represents a $105.6 million, or 18.6 percent decrease. Service, rental and maintenance, or SRM expenses includes terminal and transmitter site lease costs, payroll related costs for engineers and other technical professionals, and telecommunications, satellite and other expenses required to operate our one-way and two-way networks.
In the fourth quarter SRM expenses were $50.6 million, down 7 percent from the $54.5 million reported in the third quarter. For the full year SRM expense decreased $39.5 million, or 15 percent from $257.7 million in 2004 on a pro-forma basis to $218.2 million in 2005. We achieved reductions across all the expense elements within SRM expense, with tower lease expense, telecommunications and payroll contributing nearly half of the annual savings.
Selling and Marketing expenses, were $10.3 million in fourth quarter, down from $11.3 million in third quarter, and down from $14.4 million in the year ago quarter on a pro-forma basis. In the third quarter we consolidated our sales force under a single Executive Vice President of sales, and eliminated an entire layer of management, also during much of fourth quarter we were lower than expected on sales headcount which contributed to the decrease. For the full year 2005, Selling and marketing expense was $43.1 million in 2005 compared to $65.8 million in 2004 on a pro-forma basis. This is a $22.7 million reduction or 34 percent. As a percent of revenue selling and marketing expenses also declined from 8.3 percent in 2004 to 7 percent in 2005. As you’ll recall we rationalized our sales force very quickly after closing on the merger in November 2004. Thus we realized a full year of savings from our integration.
General and administrative expenses, which include customer service, inventory and other support costs, were $39.3 million in the fourth quarter down from $43.3 million in the third quarter. About two-thirds of the $4.0 million reduction in G&A in the quarter was driven by reductions in payroll expense.
G&A expenses were $177.4 million for full year 2005, and mark a $38.9 million, or 18 percent reduction from $216.3 million in 2004 on a pro-forma basis. Over 80 percent of the reduction to G&A was from payroll related costs. However, we also saw solid reductions in office rents, administrative telecommunications, and repairs and maintenance expenses.
Overall within SRM, Selling and Marketing, and G&A expenses, approximately 60 percent of our annual cost reductions came from payroll expenses. We reduced our full time equivalent headcount from 2,830 at the close of the merger, to 1,617 at December 31, 2005. That is a reduction of over 1,200 positions or 43 percent. We included in our news release a link to a chart that presents the annualized revenue per employee on a pro-forma basis each quarter from the fourth quarter of 2003 through the fourth quarter 2005. Prior to the merger this important measure of operating efficiency had stalled, and in fact was in decline in the four quarters leading up to the merger of Arch and Metrocall. In the fourth quarter of 2003 the pro-forma annualized revenue per employee was $254,000, and declined to $244,000 in the third quarter of 2004, the last quarter before the merger. Post merger we’ve improved our revenue per headcount every quarter and by 40 percent through year end. As of fourth quarter 2005 we are now at $343,000 of annualized revenue per headcount, unlocking efficiency for our shareholders. This significant rate of improvement clearly represents compelling rationale for the merger of Metrocall and Arch as it is highly unlikely either company on a stand alone basis could have achieved this level of efficiency.
As we move forward in 2006 and beyond, our cost savings will come more and more from our infrastructure expense such as transmitter site leases and telecommunications expenses. Our network rationalization efforts and new long-term contracts we’ve negotiated with our largest tower landlord’s help pave the way for significant savings in these areas in the future. Vince will discuss these initiatives and results further in a few moments.
Our severance and related termination costs includes severance costs associated with the reduction in our workforce, and other contract terminations for real estate leases, service contracts, tower leases that provide a future benefit. In 2005 we recorded $16.6 million for these activities, and in the fourth quarter we recorded $714,000. We expect that the largest expenses are behind us, however, we will continue to be opportunistic and aggressive in pursuing economic buyouts of contractual commitments we no longer need.
Stock-based and other compensation was $579,000 in the fourth quarter and $2.8 million for the full year. This includes the amortization of restricted stock awards issued under the company’s long term incentive plan.
EBITDA, which we define as operating income plus the add back of depreciation and amortization expense and for which we have included a reconciliation in our news release, was $40.6 million, or 28.3 percent of revenue, in the fourth quarter, compared to $40.9 million, or 26.9 percent of revenue, in the third quarter.
Depreciation and amortization expense for 2005 was $153.4 million vs. $150.3 million for 2004 on a pro-forma basis. The decommissioning of the former Arch two-way network, added approximately $20 million in incremental depreciation over 2004, without the 2-way decommissioning increase, depreciation would have decreased approximately $17 million compared to 2004.
The increased depreciation expense related to the decommissioning of the Arch 2-way network offset much of our EBITDA, and resulted in Operating Income of $2.5 million for full year 2005. Between operating income and pre-tax income we recorded: interest expense of $1.3 million related to the bank debt which we paid off during third quarter: $1.3 million in loss on extinguishment of long-term debt, related to the early retirement of the bank debt; and other non-operating expense of $1.0 million related to loss of $1.3 million on asset disposals, offset by $300,000 income from subsidiaries. Our pre-tax loss was $1.2 million.
Capital expenses, which consist primarily of device purchases, totaled $4.2 million during the fourth quarter, compared with $4.1 million in the third quarter. Capital expense for the full-year totaled $13.7 million.
The company paid a special dividend of $1.50 per share on December 21, 2005 to shareholders of record on December 1, 2005. The dividend of approximately $41 million, which was paid from cash on hand, was distributed as a return of capital for tax purposes. As such, the dividend is not taxable as dividend income but rather as a nontaxable reduction to a stockholder’s basis in USA Mobility common stock, and thereafter as a capital gain. After paying the dividend we ended the year with $37.5 million in cash. Also, we expect our cash balance at the end of first quarter to be approximately $73 million.
Finally, with respect to our financial expectations for 2006, we are providing the following financial guidance, with the usual caveat that our projections are based on current trends and that those trends are always subject to change. Accordingly, we expect revenues for 2006 to range between $480 million and $500 million; for operating expenses, excluding depreciation and amortization expense, we expect to be between $370 million and $380 million; finally, we expect capital expense to range between $15 million and $20 million.
With that, I’ll turn it back over to Vince.

Mr. Kelly:    Thanks, Tom.
Before we take your questions, I want to spend a few minutes updating you on several other company and industry activities, including: 1) Network Rationalization Update, 2) Subscriber trends, 3) Sales & Service focus, 4) Key Advantages of Paging, 5) Growth Strategies, 6) Goals for 2006 & 7) Future Dividend Distributions.
With respect to network rationalization. First, as I noted earlier, our merger integration was substantially completed during the fourth quarter. However, as you know, our network rationalization process will continue in the years to come as we work to create added efficiencies and eliminate unnecessary costs.
During the fourth quarter we completed the deconstruction of the legacy Arch two-way network. During 2005 this project resulted in the decommissioning of over 2,100 transmitters, and building approximately 200 new transmitters, while moving all legacy Arch two-way subscribers onto the legacy Metrocall network. Moreover, we accomplished this with minimal disruption to customer service. While this phase of the project is now completed, we will continue to be responsible for lease obligations on our transmitter sites until the underlying lease agreements expire. However, as mentioned previously, we have continued to negotiate early terminations and/or other favorable economic terms with our site landlords on some of the remaining leases to maximize cost savings.

As for our one-way network rationalization, we have continued to eliminate redundant locations and excess capacity. During the fourth quarter we removed nearly 300 one-way transmitters as part of our rationalization plan to consolidate national and regional networks, bringing to over 1,200 the total number of one-way transmitters decommissioned during 2005. In addition we’ve added about 150 new 1-way sites as part of the rationalization plan. During 2006, we expect to remove more than 1,200 additional transmitters, and move another 800 sites from individual leases to sites covered under our new cost effective master lease agreements. As in 2005, there will also be sites that we actually add and build during 2006 due to specific customer requirements and/or new coverage offerings. However, the net reduction each year that we shall experience will be significant in terms of our long term operating cost structure.
We expect to consolidate close to 50% of our paid transmitters onto Global Signal sites by the end of 2008, making them by far our largest landlord — at an annualized cost of approximately $12 million per year. This will result in a significant reduction in our site lease expense as the Global Signal rates are by far the most attractive site lease terms we have. We anticipate our 2008 site lease cost will include Global Signal for about half of our paid tower portfolio, American Tower for nearly 30% of our paid tower portfolio, and a variety of other landlords whose cost per site is now substantially higher than our master lease agreement rates with Global Signal and American Tower. However, as we move forward we will continue to aggressively explore and negotiate additional opportunities with our other landlords for more favorable rates and terms.

Going forward, we expect one-way channel rationalization to continue for several more years, with actual savings a function of continued negotiations with site owners. We will be engineering each of our systems to place sites on the buildings of our largest customers, giving each of us a win win situation; secondly, placing sites on facilities covered under the master lease agreements, and then our the last choice, would be an individual site lease.
As I mentioned earlier, subsequent to year-end and during this quarter, American Tower and USA Mobility entered into a new, comprehensive long term master lease agreement which was retroactive to the beginning of 2006. This new master lease agreement consolidates an expired agreement from Fourth Quarter 2005, and two other agreements which were scheduled to expire in 2008. These proactive negotiations, consolidating the existing contracts with a long term relationship, were in the best interest of both parties. Together, both Global Signal and American Tower will form the nucleus of our transmitter site location network and will be supplemented only where necessary due to coverage requirements or the availability of free sites.
However, at this point in the process and in the spirit of providing our investors with more information as we progress, I wanted to provide you more clarity on what we see in terms of our site lease cost load going forward. Please keep in mind that this information is the result of an intense thought process and channel rationalization project that gets updated on a quarterly basis. While we believe these goals are achievable, I want to point out that it is a complicated process and unforeseen issues could arise that could delay or cause us to change these assumptions to levels that are less beneficial than we currently foresee.

Site rent is directly related to the number of transmitters that the company is using. At year end 2005, we have one two-way network with approximately 2,300 transmitters and our largest one way network is approximately 4,100 transmitters, WHICH WE BELIEVE IS TWICE AS LARGE AS ANY OF OUR COMPETITORS NETWORKS. Additionally, we have many other one way networks, adding up to approximately 9,100 additional transmitters and these are the transmitters and networks where we are focusing our rationalization efforts.
Our 2005 site rent was approximately $125 million with 15,521 active transmitters at year end. Our goal for 2010 is to spend approximately $38 million, and end 2010 with 7,995 active transmitters. This represents a 5 year plan that reduces annual site rent by nearly $87 million or 70 percent, and nearly cuts in half the number of active transmitters.
Our current plan calls for reducing the number of transmitters from 15,521 in 2005 to 14,245 in 2006, 11,645 in 2007, 8,950 in 2008, and 8,450 in 2009, and again in 2010 we should end the year around 7,995 transmitters.
On an annual basis, site rent would be reduced by 16 percent from $125 million in 2005 to $105 million in 2006. 2007 would be reduced another 24 percent down to $80 million. 2008 would be reduced another 31 percent down to $55 million. 2009 would be reduced 24 percent down to $42 million and 2010 would see a reduction of 10 percent down to $38 million.
While there will be many other expenses that make up our cost structure in the future, I think you can see the impact of our efforts here going forward.

We expect to drive the site rent down significantly over the coming years while still providing the nation’s largest and most comprehensive paging network.
With respect to subscriber trends. As I noted earlier, year-over-year subscriber trends continued to improve in 2005 as net unit losses and customer churn rates declined. We ended the year with approximately 4.9 million units in service, compared to 6.0 million in 2004 and 7.7 million in 2003 on a pro forma basis, reflecting a slowing rate of subscriber erosion. Despite the subscriber declines, we remain the industry leader with a total market share of approximately 60%, followed by Verizon with about 13%, SkyTel at 8%, American Messaging at 6% and Teletouch at 2%.
While net unit deactivations are expected to continue for both USA Mobility and the paging sector - there is reason for optimism in the profile of our core paging users. Over the past year it’s become increasingly clear to us that the paging industry has consolidated around a core group of enterprise customers where low-cost, reliable and effective communications are critical. As a result, we have shifted the focus of our sales and service efforts around these “core” groups of business users. Specifically, we have targeted those users who stand to benefit the most from the three principal advantages of paging: (1) substantially lower costs; (2) significantly higher reliability in terms of signal strength; and (3) superior network coverage.
Toward that end, we continued to re-direct our sales and marketing activities in the fourth quarter in order to maximize revenue opportunities and decrease gross disconnects among those core user groups. At the same time, we continued to devote the majority of our time and resources on our direct customers, who now represent 86% of our total subscriber base. Although we lost 160,000 direct units during the fourth quarter, up from 154,000 in the third quarter, we expect improving churn rates on a year over year basis among our direct customers for 2006. Part of that improvement, we believe, will come from a continuing trend toward a higher percentage of our subscribers with a larger number of units per account, since historically such customers have had lower disconnect rates.
With respect to our sales and service focus. As of December 31st, our sales and marketing staff consisted of 460 professionals, all of whom sell the company’s products and services on a nationwide basis. Although the size of our sales force is smaller than it was a year ago, its mission today is far more focused than it was then, with sales people today concentrating primarily on our core group of business users. I firmly believe USA Mobility has one of the best and most professional wireless business sales forces in the mobile industry. Our sales team is one of our greatest assets.
As we’ve said in previous calls, our core group of business users consists primarily of lower churn accounts, and they generally represent among the largest accounts in our targeted list of Top 10 vertical markets. As a reminder, the Top 10 industries represented in our direct customer base, as a percentage of Monthly Recurring Revenue (MRR), are as follows: (1) Health Services; (2) Government; (3) Education; (4) Financial Institutions; (5) Computers & Technology; (6) Aerospace and Defense; (7) Retail; (8) Telco; (9) Petro-Chemical; and (10) Automotive. Together, these groups account for approximately 60% of our MRR. I would also note that this core group of customers includes 8 of the 10 largest Fortune 500 companies. Overall, we do business with more than 80% of the Fortune 1000.
Besides placing our sales emphasis on these 10 core groups, our sales force today is also now targeting key user segments within those core customer groups. For example, in the healthcare market, which represented 24.7% of our subscriber base at year end 2005, our sales team not only contacts doctors, nurses and hospital administrators, but they visit with IT personnel, suppliers, operations staff, Code Teams, On-Call professionals and many others with responsibilities for healthcare support functions.
Similarly, in the government services sector, which represented 13.4% of our subscriber base at year end 2005, our sales reps are routinely contacting mission-critical personnel involved in all aspects of homeland security, law enforcement, public safety, maintenance support, IT and technology oversight, field operations, and various others emergency responders. In addition, in the general business marketplace, we are building stronger relationships with a host of other user segments, including security personnel, hospitality workers, factory reps, field services staffs, transportation managers and many others.
To date, we’ve had a very positive response to these segment-focused outreach efforts within our core customer groups. Let me give you three quick representative examples from the many successes we have experienced in 2005 and continue to experience:

First, one of our Florida sales reps approached a county sheriff’s department in February after learning it was having problems with its local digital paging system for wireless communication with deputies. The department wanted a more reliable solution for their wide area coverage needs, especially where cell phone coverage was limited. The Net result: the department purchased 235 pagers with statewide coverage to replace their existing system.
Second, a large chemical manufacturer in San Jose wanted a more reliable and cost-effective messaging solution to communicate with its manufacturing plants and offices nationwide. Our local sales person had spent months developing a strong relationship with key company contacts, regularly pointing out the strengths of USA Mobility’s mission-critical messaging capabilities. As a result, the company signed a contract earlier this month for 900 two-way units, and has already deployed 200 of them to its emergency response, ready alert and on-call teams for nationwide guaranteed messaging.
Third, and perhaps most interesting, was a major St. Louis healthcare provider that had given up its pagers for cell phones a few years ago and made a decision last November to come back to paging. Upon learning about the company’s problems with cell phone reception due to limited geographic coverage and in-building penetration, and its need for a more reliable method of communication, particularly for disaster response situations, our sales person reacquainted the company with the many benefits of paging. As a result, the company cancelled all their cell phones and purchased 50 alphanumeric pagers.

Again, these examples represent the many customer wins we experience week-in and week-out through our targeted marketing programs. While our company and industry are still experiencing net subscriber attrition, to be sure, we are greatly encouraged by the reception we’ve had so far from what we describe as our core paging user.
In addition to our industry segmentation strategy, we have expanded our marketing focus in various other ways to improve customer communication, develop customer lifecycle management programs, enhance brand identity and develop new products and applications that enable us to be a single source for multiple wireless solutions ranging from wireless messaging, wireless phones, wireless email and other vertical wireless applications for the enterprise.
A recent example of this would be the strategic alliance recently formed with a national procurement services company that contracts with hotel properties across the country. This company institutes agreements with suppliers of goods and services for hotels and establishes volume pricing agreements that all their properties can benefit from. USA Mobility is the only paging carrier that is an approved vendor; as such we have exclusive rights to sell pagers into over 5000 of their properties on a nationwide basis.
We implemented vertical market based sales campaigns that focused on prospecting for new business. These integrated campaigns included external contact lists loaded into our internal sales activity database so that performance and success of our sales force could be measured.

Additionally, as some of you know, we have made a major effort over the past six months to make government agencies, Congress and other public officials — all of whom have been charged in one way or another with shoring up their contingency plans in the wake of the terrorist attacks of 9-11 and natural disasters like Hurricane Katrina — fully aware of the safety and security advantages of paging technology.
As part of this paging awareness campaign, members of management and our senior sales team have provided white papers, sales materials and various other documentation and background data to these groups describing the unique capabilities of paging services. We have also participated in meetings and made presentations to key groups.
In early March, due to the efforts of our General Counsel, Scott Tollefsen, I made a presentation in Jackson, Mississippi to the FCC’s Independent Panel reviewing the impact of Hurricane Katrina on communications networks. As you know, paging networks performed exceptionally well during last summer’s hurricanes and storms in New Orleans and the Gulf Coast region. In fact, in the aftermath of Katrina, paging services were fully restored faster than wire line, cellular or broadband services. Within 48 hours of the storm passing through, our paging service was largely up-and-running while most other providers took much longer to recover.
In connection with our external communications efforts, we also teamed up with other paging carriers earlier this year to help get our message out by joining the American Association of Paging Carriers. We plan to work with our industry Association to fully promote and enhance the fundamental values and technological advantages of paging. We believe there are many important public issues today where paging needs to be represented, and doing so as part of a coordinated industry effort should greatly benefit all industry participants.
Another key step in the process of addressing our marketing goals more aggressively was the appointment of Mark Garzone in January as EVP for Marketing. Mark has an extensive background in marketing and sales support in the wireless services industry, most recently as VP of Marketing at Nextel, where he developed and implemented innovative strategies that contributed to subscriber loyalty and growth. Mark has already begun to provide strong leadership for our new marketing mission.
Mark and his team are focused on building a brand identity that more closely reflects our mission statement. Drawing on the strength of being the industry leader in paging and the completion of the new Sprint Nextel and Cingular Authorized Agent agreements, we have positioned ourselves as a leading provider of wireless communication products and services. With this in mind, we looked to the growing trend of corporations to consolidate wireless purchasing needs under one provider. We then selected a new brand identity that will resonate with current and prospective customers that positions USA Mobility as more than just a paging company but rather a provider of wireless communication solutions. With an experienced sales team serving over 105,000 corporations and 80+% of the Fortune 1000 USA Mobility is uniquely qualified to be your “one source for wireless”.
With respect to the key advantages of pages. As we pursue the goal of publicly repositioning USA Mobility as the nation’s “high priority communications business,” I wanted to take a few minutes to explain why we believe paging technology is the best solution for many emergency response organizations.
In a nutshell, the unique architecture of one-way paging technology provides significant advantages over other wireless providers due to:
•	Broad Geographic coverage

•	Strong in-building penetration

•	Built-in network redundancy

•	“Always on” operation

•	Long battery life

•	24x7 network monitoring, and

•	One-to-many group messaging
In addition, two-way messaging also offers:
•	Store and forward technology, and

•	Confirmed message delivery
Simply stated, narrowband wireless messaging has a fundamentally different architecture than cellular-based technologies. These differences result in proven reliability for emergency communications in three distinct ways: (1) network survivability; (2) service area and reliability; and (3) interoperability.
With respect to Survivability. Our networks have greater survivability for four basic reasons: (1) messages are simulcast from multiple towers to a customer’s receiver versus a single tower for cellular; (2) our transmitters are high off the ground, often up to 300 feet compared to 90 feet for cell towers; (3) we broadcast at an Effective Radiated Power (ERP) of 3,500 watts compared to 100 watts for cellular; and (4) we have connectivity to towers via satellite versus cellular which provides connectivity via wire line telephone service or limited distance microwave and who are greatly at risk should the local landline networks go down. As a result of these differences, our network has much greater redundancy in the event of outages and greater flexibility in restoring service afterwards.
With respect to Service Area and Reliability — Our network allows emergency personnel a high degree of reliability over a wide geographic coverage area. Our one-way network now covers approximately 91% of the U.S. population and our two-way network approximately 81%.
With respect to Interoperability — Unlike cellular, narrowband wireless messaging offers several national frequencies that provide a common communications backbone across agencies and jurisdictions. What is more, the interconnection is made through a variety of standard communications protocols.
Now I want to turn to an update on our growth Strategies and the AMDS Alliance. As we move forward into 2006, we will continue to review opportunities to generate additional revenues from our existing network infrastructure as well as review potential opportunities outside the company that may support our overall cash flow focused objectives. Indeed, developing alternative revenue sources is an important part our goal to create long-term value for our shareholders.
One potential source of future revenue, as we’ve noted previously, is telemetry, or machine-to-machine wireless communications. We believe our

Narrowband PCS systems offer a better balance between the cost of the device, monthly fees, and coverage as compared to other competing nationwide technologies, and we will continue to look for compatible applications on that basis.
One step in that direction was the alliance we announced last June with Advanced Metering Data Systems (“AMDS”) in which we sold them a Narrowband PCS license. Over time, we look to share a portion of the revenue they expect to derive through use of their Narrowband PCS network once it is built-out and is actively providing meter-reading services to their customers. Since last June we have provided technical support to AMDS to help them build out their meter-reading network infrastructure. Upon completion, they expect to market their services to numerous utilities throughout North America.
AMDS had built out trial systems for various power companies in the Southeast in Q3 ‘05 and tens of thousands of meters have been installed during Q4 for proof of concept. Their functionality and performance appear to be acceptable. The systems have withstood several storms and hurricanes and have continued to perform reliably. AMDS is on track this year to meet their own internal forecasts and we look forward to working with them as they develop this business potential.
Additionally, our partnership with AMDS also allows us access to a protocol other than ReFLEX that is compatible with Narrowband PCS spectrum. AMDS’s protocol allows telemetry applications more flexibility than previously available in ReFLEX. The availability of USA Mobility’s Narrowband PCS channels and the future choice of protocols will allow us to offer potential telemetry partners more options in designing applications around Narrowband PCS.
I know a number of you have asked from time to time about our interest in acquiring other paging assets. As I have responded previously, our primary focus over the past year has been merger integration and working to stabilize our own customer base. As I’ve said before, management and the Board would continue to have an open mind with respect to any economically accretive investment opportunity.
However, we take our stewardship of your investment seriously. In any analysis of a paging target, we would do our own model and determine what we felt the value of that target is and we would not overbid. Part of creating and maintaining value is knowing when to walk away from a deal that gets too rich.
USA Mobility has by far the largest paging network footprint in the United States. Our long term cost structure and contractual relationships with the tower companies, telecom providers and satellite companies, allow us to enjoy network efficiencies that would be very difficult for a smaller provider to duplicate. In fact because of this we are already enjoying revenues from many other paging companies that utilize our facilities and pay us for network access. Whether we expend capital for an acquisition now or simply execute a strategic agreement later, we are likely to be the network provider of choice to the majority of subscribers in the nation for many years to come.

With respect to Goals for 2006. In addition to the financial goals and forecast Tom has already provided over the balance of the year, our principal objectives will include:
•	Continue to implement our one-way network rationalization plan and gain additional savings through site vendor negotiations.

•	Continue to improve and refine our sales and marketing initiatives, especially those surrounding our core group of business users.

•	Continue to explore economically responsible subscriber acquisition opportunities.

•	Continue to run the business consistent with our Long-Term Strategic Plan Vision Statement as follows:
“USA Mobility will operate a selling and marketing company focused on serving the wireless communications needs of our customers with a variety of communications solutions while executing an efficient, profitable and free cash flow based business strategy. We believe that paging and narrowband PCS messaging will continue to be a viable alternative for customers who want reliable wireless communications, with superior coverage characteristics at a fraction of the cost of broadband. We further believe that our customer relationships and distribution capabilities will allow us to “create value wirelessly” with wireless communications products and solutions as the marketplace continues to develop.”
While we readily acknowledge that pursuit of these goals poses various risks and challenges, we believe these goals are both achievable and in the best interest of our investors. I can also assure you that both our management team and our dedicated employees are already earnestly pursuing them.

With respect to Future Dividend Distributions. Finally, I wanted to comment briefly on the issue of future dividend distributions. As we have said in the past the Board is committed to reviewing this question from time to time and returning capital to shareholders. Our next regularly scheduled Board meeting is in early May and we will address this issue at that time. Going forward, we will regularly evaluate our options for returning capital to shareholders based on the company’s operating performance and future capital investment requirements.
With that, I will ask the operator to open up the line for your questions. In the interest of time, we would ask you to limit your initial questions to one and a single follow-up. After that, the operator will circle back for additional questions as time allows.
[Investor Q&A]
And our first question will come from Stuart Quan, of Zander Capital.

Stuart Quan:	Hey, Vince. Can you just give us an idea of some of the other new revenue opportunities that you’re pursuing?

Vince Kelly:	Yes, Stuart. We are obviously focused on the paging opportunities with respect to the industry verticals we talked about, and specifically within those industry verticals we’ve stratified them to look at certain accounts that have higher penetration than other accounts. So you might look at automotive and you might say, gee, you have, you know, eight of the top 10 in the automotive section; however, one of them you are significantly more penetrated in than you are in the others. What did you do special for that customer that caused that to happen, what can you learn from that, and how can you further penetrate those others? Even though they’re currently existing customers, we’d like to expand the amount of business we do with them. That’s one of the things that Mark Garzone, our new Executive Vice President of Marketing, has been charged with, it’s one of the things that he’s very focused on.

The other thing that we’re focused on right now is a lot of these purchasing agents want a wireless sales professional relationship that can solve all their problems for them and educate them with respect to what’s going on out there as wireless continues to develop. We’re getting our sales people up to speed with the Sprint-Nextel arrangement and with the new Cingular arrangement. We’re selling Blackberries, we’re selling phones, we’re selling paging, we have some Wi-Fi capability. Our systems application division is selling specific vertical applications, be it to hospitals or campus type environments. So we’re continuing to expand on that capability because it matches up nicely with the core competency that we already have in our paging group.

In addition to that, Peter Barnett, our Chief Operating Officer, and, again, as well as Mark Garzone, our Executive Vice President of Marketing, are looking at telemetry-based or machine-based type applications, whether it be for asset tracking, which is a very hot topic right now with a lot of organizations, whether it be for meter reading similar to what we’ve done with AMDS and (Sensus), or whether it be to other types of communication where people want to be able to get information that really serves itself and suits itself well to a narrow-band focus which is what we have, which is higher reliability, big footprint, low-cost, but also limited bandwidth. Those are the primary areas where we’ve focusing right now in terms of additional revenue opportunities.

Stuart Quan:	Yes. And how much of your gross placements are either Blackberry or cell phone service?

Tom:	Well, we’re selling about roughly 2,500 to 3,000 units a month on average of cell phones and Blackberries.

Stuart Quan:	And is that typically bundled with paging is anyone — are you able to sell that without the paging.

Tom:	We sell cellular phones separately from the paging. I mean, it’s bundled from a customer approach. Our sales representatives may be trying to serve many wireless needs of a customer. So it’s bundled in that sense, but we’re acting as an agent for the cell phone company. So it is sold as a separate product and is billed separately from our paging services.

Stuart Quan:	But they’re into existing paging customers.

Vince Kelly:	Yes. Into existing paging customers. As a matter of fact, one of the things that we’ve done very well at lately is some of the very large accounts that are household names in America have been insisting that the USA Mobility sales representative be the representative that sells them all their wireless needs. So we’ve had situations where we sell Sprint phones into a customer that also has a lot of pagers. And the reason we think we do that is because our sales people maintain that critical relationship. That’s why I mentioned that our sales force I thought was one of our greatest assets. They’re very professional. And I think, you know, there’s a lot of companies out there that would like to have them. We’ve got our retention issues with them. But we do not bundle, for instance, on an invoice to that customer the cellular phone cost. That does get billed directly from the cellular phone company. We get a paid commission for doing that. And so far we’ve been very successful at it.

Stuart Quan:	And are you — are you targeting non-paging customers as well?

Vince Kelly:	That’s much more rare. What happened, Stuart, is that the cellular phone companies, most of them other than Nextel, focused on retail. I mean, they really kind of — I don’t want to say abandoned, but they weren’t real focused on the business type customers. USA Mobility was just the opposite. That’s why we always did so well with Nextel products, because we really focused on the business customers and not retail. I think, you know, a lot of these companies are kind of re-thinking that right now as they start hitting a saturation point in cellular phones that are going out the door thinking how can we better penetrate businesses, we need applications, et cetera. That’s right in our sweet spot and that’s where we really focus. We don’t really focus and our sales people aren’t really going out trying to sell one and two phones to, you know, individual consumers.

Stuart Quan:	Right. And the economics to you on — in terms of a monthly recurring revenue when you — as a reseller.

Vince Kelly:	Most of these are not monthly recurring revenue economics. There is one that is. Most of them are commissions. They pay us a flat amount up front. That commission amount varies based on the type of device that’s sold and the highest commissions are from selling blackberries. I don’t want to disclose that for competitive reasons. The lower commissions would be selling the lower end or older model phones that the carriers are just trying to get off the shelf or out of their inventory. The commission, Stuart, also varies based on the specific incentives that the cellular phone companies are running. Each quarter they tend to have certain initiatives from a sales and marketing perspective and they share those with us. And we can make more money by kind of pursuing that initiative along with them.

Stuart Quan:	OK. And then my other question was relating to the 2006 guidance. In 2005 it looked like you were roughly at 29 percent margins pro forma.

Tom Schilling:	Yes, that is roughly correct.

Stuart Quan:	And it looks like for the 2006 numbers you’re — it’s closer to 22 to 24 percent.

Tom Schilling:	Yes, obviously, Stuart, it’s going to depend on which end of the range we’ve provided you use. But, we would see compression a little bit on EBITDA as its —we still are a industry that in our fourth quarter we had 20.3 percent annualized revenue reduction year over year from the fourth quarter of 2004. So the biggest driver of the EBITDA compression is revenue as we don’t expect to be able to get costs out on a dollar-for-dollar basis with the revenue decline.

Stuart Quan:	OK. So I — OK, thank you.

Vince Kelly:	Next question, please.

Operator:	We will now hear from Philip Broenniman, of Cadence Investment Partners.

Philip Broenniman:	Good morning.

Vince Kelly:	Good morning.

Philip Broenniman:	Can you hear me?

Vince Kelly:	Yes, I can.

Philip Broenniman:	All right, good morning. Following up a little bit on Stuart’s question previously with regards to the guidance you provided on revenue and expenses. If you look back to the second quarter of ‘05 when you gave — previously gave guidance in the same fashion, you ended up basically above the revenue number, the high end of the revenue number, and below the low end of the expense range. Could we expect a similar conservative approach to these numbers?

Tom Schilling:	Yes, let me comment on that. I’m not going to tell you that you should expect us to have the same result as we had versus our guidance that we gave in the second quarter. But certainly it’s the same people who are coming up with those estimates. We’re approaching it in a similar fashion as we did when we gave our second quarter. But that certainly doesn’t mean we expect to be over the revenue and under the expenses.

Vince Kelly:	We’re certainly going to try.

Philip Broenniman:	That I certainly hope. That’s my only question. Thank you.

Vince Kelly:	Thank you. Next question, please.

Operator:	We’ll now go to Lance Vitanza, of Concordia.

Lance Vitanza:	Guidance. The op-ex estimates there. Is there any stock-based comp or restructuring severance that’s included in that number?

Tom Schilling:	Yes. The only thing that excludes is depreciation and amortization.

Lance Vitanza:	And could you kind of help quantify that? Because I — when I think about EBITDA I’m adding back the stock-based comp and the severance and so forth.

Tom Schilling:	we expect restructuring expenses to be down year-over-year, and would expect it to be in a range of $5 to $7 million for 2006. We will continue to have some severance costs, but not as significant as 2005, and we look for economic buyouts of long-term committments Stock-based compensation should be similar to 2005 at about $3 million in 2006.

Lance Vitanza:	Around three million. OK. OK, and then just a follow-up on the revenue guidance. I mean, if I’m looking at this right — and I am kind of new to the story here — it looks like revenues were down year-over-year pro forma like 22 percent. And it looks like your guiding for them to be pretty close to that for ‘06. And how does that jibe with the improving customer retention that you’re — that they’re citing here?

Tom Schilling:	Well, as we entered 2006 we just in experienced in the fourth quarter of 2005 an annualized revenue reduction of about 20.3 percent. If you take the higher end of the range of our guidance then I think 2006 would be at about a 19-percent reduction year over year. So that obviously assumes that you’re entering the year at a roughly 20-percent year-over-year rate, and you average about 19 percent for the full year, so that would imply improvement throughout the year.

Lance Vitanza:	I guess I just, you know, would have thought that the revenue number would be — you know, would be better based on, you know, the trends and the businesses there. I think you alluded to some changes in the mix earlier in the call. Could you elaborate on that a little bit?

Tom Schilling:	Our mix has been changing in two ways. First, from two way to one-way which has a lower RPU, and larger customer who have lower RPU are becoming a larger percentage of our mix each quarter, each month, because they also have a lower churn rate If you have a 1,000 units or 10,000 units, you’re usually paying a lower rate.

Lance Vitanza:	Sure.

Tom Schilling:	And as we migrate towards that kind of a customer we see our revenue per unit decline over time.

Lance Vitanza:	Thanks.

Tom Schilling:	Thank you.

Operator:	Our next question comes from Matt Teplitz of Quaker Capital Management.

Matt Teplitz:	Good morning. I just wanted to clarify the expectations for this year regarding cash taxes. I’m assuming they’re di minimus if at all.

Tom Schilling:	Yes, for income taxes.

Matt Teplitz:	OK. And in terms of uses of free cash flow, obviously you returned capital in the fourth quarter, you have no debt at this point. I believe in the past given your concerns about NOLs and changing your stockholder base that’s made you reluctant to buy back stock. Is that still the case?

Vince Kelly:	Again, I think I mentioned when I — when I was going through the prepared remarks, Matt, we’re going to join that issue and the issue of what we do with our cash in our May board meeting. And we have not done so yet. And when we do and the board’s made a decision on what we’re going to do going forward we’ll make sure we get to you guys and let you know right away.

Matt Teplitz:	OK. But just, you know, quickly going through the numbers — and I guess a lot of us here think you’re probably low-balling; I hope we’re right — it looks like you’re talking about a ball park 100 million free cash flow number for ‘06, you know, working from EBITDA less cap ex. Is that about right, I guess?

Vince Kelly:	If you took the math or, you know — that would be implied from the guidance that was in the press release or that Tom gave, yes, that would be about right.

Matt Teplitz:	OK. Well, good luck and nice job.

Vince Kelly:	Thank you.

Operator:	Thank you. Our next question comes from Matthew Shefler of Investment Strategy Fund.

Matthew Shefler:	Hi. Yes, would you please kind of characterize the sort of — the kind of attrition that you’ve had or the losses in your customer base. Is it any different now than it was, say, a year ago in terms of the kinds of customers that you’re losing or the — perhaps maybe some sense of the applications that you’re — that they’re — that they’re losing. And maybe just kind of a as a sort of follow-up at the same time, if you could also talk about is there — is there a price in here for your service that kind of really will shield you at some point? Is this — is this a — is this a kind of — an — you know, kind of an economic issue here or is there just kind of a continue utility issue what you’re getting from the other services. Thank you.

Vince Kelly:	A couple things. In terms of just kind of how the trends have been in 2005 with respect to what we saw in 2004, I would say we saw the trends marginally improving and that’s reflected in the results that we posted. You know, when you look at our customer base and you look at really, you know, the top five industry segments, the way we stratify our customer base vertically — I read off the top-10 a little while ago — you know, the top five industry segments are about almost — not quite 60 percent of our total units and service. But they’ve got a net churn which is much lower than the total base. But that characteristic, Matt, has been consistent with what we’ve seen in past years. They just — they tend to be larger accounts and they tend to churn the lowest. The specific vertical that churns the lowest by far is the health services vertical. That vertical went out the year with about the same rate of churn that we went into the year, much lower than the rest of our base and the rest of our verticals but at about the same rate of churn. Now, with respect to, the price being a shield, you know, I’ve kind of felt that way all along for certain customers, and we’re seeing that if some customers that are budgetarily constrained come back to us and turn their phones in and take pagers back. But the majority of the migration since 1999 when this industry had over 40 million subscribers to the end of 2005 when we had just over eight million subscribers has been away from paging and into mobile telephony where the customers pay significantly more for that service than they do for paging, but they perceive, because it has voice communications and other types of features, just that the differential there is worth it. I don’t know where that ends. I mean, we all talk about the core base, do things over time, does the churn just kind of stop once you get down to a certain level, does it solidify going forward. You know, we don’t know that yet. We certainly would hope that would happen. All we can do is report on what we’ve seen, and we’ve kind of seen, you know, more of the same with some marginal improvements.

Matthew Shefler:	Good and if you could — just as a follow-up to the first question, if I — or the previous questioner, if I might, just about the share repurchase. Can you just review with us how you look at — how management — and I understand, you know, the board’s going to make a decision — but how management kind of considers the tax shield here and, you know, kind of at what price you would look at the equity and say that, you know, you’d be indifferent to whether you would be repurchasing stock because of the low price of the — the equity’s trading at.

Vince Kelly:	Yes, Matthew, I don’t want to go there right now. I specifically discussed this with our board and with our advisors, and this is something that we want to take up as a board in May. And like I said before, we’ll get back to you. I will tell you that we are committed to returning capital to our shareholders.

Matthew Shefler:	Thank you.

Vince Kelly:	We’ve been consistent on that.

Matthew Shefler:	Good, thanks.

Vince Kelly:	Thanks.

Operator:	Thank you. And our next question comes from Andrew Sole of Esopus Creek Value.

Andrew Sole:	Hi, good afternoon. The paging organization that you joined, I was wondering could you — could you guys talk a little bit about the status of your lobbying efforts either on federal or state level?

Scott Tollefsen:	Yes. This is Scott Tollefsen. I can talk about that a little bit. We are trying to make sure that our company and — in conjunction with AAPC, our industry, is an active participant in two categories of government-related activities. One, all policy-related activities that would affect the marketability and utility and value of our service and of our company stock. Let me give you a couple of examples of that. The Federal Communications Commission from time to time will pursue what’s called for an agency a rule making in which it announces to the country that it is considering implementing certain policies. The input of interested parties is solicited in writing and also through discussions, and then the FCC ultimately will make its decisions taking into account the nature and quality of the input from those who would be affected. We’re trying to be involved in all of those proceedings that relate to our business. One example is the FCC’s plan to revise the emergency alert system, which most of us have known throughout our lives in the form of the emergency broadcast networks on TV and radio. That’s being expanded to other forms of distribution in addition to the sort of traditional ground-based TV and radio broadcasting. Satellite-delivered resources and other wireless communications networks are going to be brought into this system. We want to make sure that the policy makers are aware of the value that comes from our paging services, which after all do use sort of a broadcast technology. And we want to make sure that we can offer to our customers all the benefits of being integrated into this kind of an alert system. That’s just one example. And I’ll say briefly our other lobbying-related initiatives relate to talking to those on the legislative side of Washington to make sure that we are aware of their goals and objectives and that we can do our best to match the solutions that paging offers us to help them achieve the important objectives that they’re trying to accomplish.

Vince Kelly:	I’ll throw in an example. I mean, I mentioned in the prepared materials that we went down to Jackson, Mississippi. Chairman Martin was hosting for the FCC a panel looking at what happened with respect to communications during Hurricane Katrina and how things broke down. We were fortunate enough to sit in on the panel before it was our turn to talk and listen to some of the law enforcement agencies and some of the medical emergency responders tell us effectively a disaster of how communications broke down when they were trying to save lives and help people. To the point where at one point the political agencies made a local CLEC in New Orleans evacuate their building which took them off the air. Well, obviously most mobile phone transmitters are hooked into the communications network via landline. When the landline goes down or when the telco has its — a big part of its CO (Central Office) below the water table and you have a flood like you got with Katrina, those landlines are down so the mobile phones don’t work. I explained to them with a little bit of vigor that, you know, paging systems and transmitters are controlled by satellites. Provided that we have power the transmitter’s going to work. A pager typically works off a double-A battery. I told them if they want an emergency backup system take a plastic Zip-Lock baggie, a couple of double-A batteries and stick it in the pocket of all their responders. Everyone in the room was shaking their heads yes, they understood that. You know, they asked us, well, do our people not understand that right now. And we said, no, some of them understand it. We do business with the state of Louisiana, we do business with the state of Mississippi, we do business with the city of New Orleans. However, we don’t do the amount of business that I think we should be doing. And I’m not just saying that from a biased position as the CEO of a company that derives the majority of its revenue from paging. It just makes no sense to me that with all the money that we spend in giving people credit cards during these emergencies for things to buy, you know, whatever it is they spend their money on, that we can’t spend a little bit of money as a national initiative to further outfit our government employees and first responders with paging devices.

I tend to be an optimist in this area. I continue to believe that we will continue to pursue this, continue to push it every way we can. But it just struck me as ironic that here we are getting ready to go into another hurricane season and we’re still talking about what we could have done better from the last hurricane season. It’s going to take a long time to come up with any other solution that will work better paging. Paging is here today, it works now, it works great in emergencies. It works better than any other form of wireless communication. I continue to believe that people are going to wake up and see that, and that can bode well for us in the long-term. I’m frustrated we haven’t made more progress in this area. I spent a lot of effort and resources on it. We’ve presented to the Department of Homeland Security, we’ve had white papers, as I said, out there. We’ve put together technical presentations and overviews explaining exactly how the network works and why something broadcasting from 300 feet in the air at 3,500 watts miles away can work in an area that got wiped out when something broadcasting from 90 feet in the air at 100 watts that goes off the air that has a one-to-one relationship with that mobile phone isn’t going to work. And we just haven’t had I think the traction that we all think is there and potentially that we can have once folks wake up.

Scott’s done a ton of work in this area with us on the legislative front and with the lobbying and we’ll continue to pursue it.

Andrew Sole:	Just — thank you, by the way, for that — for your answers. I just had one follow-up on that. Do you feel that the — or believe — do you believe that the, you know, difficult — I’ll just use the word difficult — difficulty in penetrating or convincing the FCC is due to a misunderstanding about the technology, or do you feel it’s because of the lobbying efforts from some of your competitors and that they’re trying to sort of distort — maybe the distort the picture up there.

Vince Kelly:	I think it’s a perception issue. I think that paging is perceived by a lot of people, both in the private sector and in the public sector, as an old technology that’s kind of served its usefulness. And I think that you forget that sometimes simplicity has great benefits in times of emergency when you’re talking about saving people’s lives. You could put two-way pagers in low-income housing or you could put one-way pagers with text capability on emergency responders and get critical information to them when their cell phone battery’s dead and they’re in a swamp and the local mobile phone transmitter’s not working. I don’t think it’s practical that you’re going to outfit each one of them with a satellite telephone. I’m not even sure that the capabilities in terms of volume of satellite telephones would allow you to do that on a huge massive scale basis. It might be a solution for some smaller applications. I think paging is here today, it works, and I think that the — what we’ve run into is a perception issue and it’s hopefully something that over time people will either be mandated in emergency response to carry this as a backup form of communication or they’ll have one or two more of these terrible natural disasters and then they’ll wake up and they’ll smell the coffee and they’ll realize we got to have a pager on us as a backup. You know, when we — and I don’t want to take the whole call on this — but when we have state police in these Gulf Coast states that are carrying pagers, those pagers are not their primary form of communication. OK? They have radios and they have other forms of communication. But they’ve learned that having that backup can be critical. And that’s what we’re hopeful that even though it’s an older technology, there’s not a lot of R&D going into it right now, it works when you need it to work and when other things won’t work. I could talk a long time about this. I’m going to cut myself off. But this is something that we’re going to continue to pursue.

Andrew Sole:	OK. Well, thank you very much for your answers and thank you for all your hard work.

Operator:	Thank you. We will now go to Steve Zogas of Okumus Capital.

Steve Zogas:	Hi. I missed the response to the earlier question about the restructuring. The guidance of 370 to 380 million of op-ex, does that include restructuring expense?

Tom Schilling:	Yes, that includes any restructuring, the only thing it excludes, Steve, is our depreciation and amortization.

Steve Zogas:	OK. And you said roughly five to seven million was the 2006 estimate?

Tom Schilling:	Yes.

Steve Zogas:	OK. Do you think restructuring expense will just be part of your ongoing op-ex for the coming years?

Tom Schilling:	Yes, I think it’s certainly a expense that we will have from time to time. And that’s why we’ve broken it out separately within operating expense just to keep it out of the recurring items of expenses for SRM and G&A. But, yes, we will as we find [opportunities for], long-term leases that we can economical buy our way out of. Additionally if we have efficiencies we can gain in work force reduction we’ll have severance expenses. We expect those to be down significantly year-over-year. But the biggest thing will be finding economic terminations of long-term commitments.

Vince Kelly:	Yes, I mean, the biggest thing that drove it in the past, we went from 2,800 employees when we merged to, you know ...1,600. So we went down 1,200 employees. We’re obviously not going to do that again. We also bought out a lot of long-term leases. Going forward we’ll continue to look at the lease opportunity when we can come up with a economically responsible buyout, but it wouldn’t be at the magnitude that we’ve already done. And, you know, now 50 percent of our site rent going forward is going to be with Global Signal and 30 percent is going to be with American Tower. So that only leaves the additional 20 percent. And albeit they’re by far the highest cost per site, some of those leases will just expire of their own accord and we won’t need to buy them out.

Steve Zogas:	OK. And just as a follow-up to that. Of the roughly 16 and a half million of severance and restructuring in 2005, was that mostly a cash expense?

Tom Schilling:	Yes. And it was — it’s not always a cash expense related to the quarter that it was recorded because of differences between GAAP and when the cash actually hits. But for the calendar year of 2005 it was — it matched cash fairly well.

Steve Zogas:	So should we make the — or should we draw the conclusion that you’ll have a roughly $10-million benefit in ‘06 versus ‘05 on a cash flow basis because you’ll have five to seven?

Tom Schilling:	Yes, that’s — yes, exactly.

Steve Zogas:	OK and if I can just sneak one more in. In terms of product sales in 2006 and beyond, how should we be thinking about that? In terms of the revenue.

Tom Schilling:	Oh, in terms of the revenue for — you mean cell phone sales? Is that what you mean?

Steve Zogas:	Yes, yes. I mean, you guys disclosed about 34 million of pro forma revenue for ‘04 and about 26 for ‘05. I just wondered how you guys think about that or how we should be thinking about that going forward.

Tom Schilling:	Yes, we’re not going to specifically break out the different component of revenue, but I would expect the mix of our revenue to be roughly the same.

Steve Zogas:	OK, thank you.

Operator:	Thank you. Our next question comes from Peter David of Newline Capital.

Peter David:	Well, hi, everybody.

Vince Kelly:	Hi.

Peter David:	My question has to do with the health care services segment in your customer base. It sounds like this is one of the larger customer bases and one of the most valuable because of the low churn and predictability. In one of your earlier filing you had mentioned that a potential competitive threat can come from phone companies installing microcells and wireless networks in hospitals. Do you still see that as a tendency and how do you plan to respond to that competitive threat?

Peter Barnett:	Yes, hi, this is Peter Barnett. Even though they can put microcells into hospitals and stuff like that, the major difference between cell phones and paging today is a ((inaudible)) technology of pagers. From a single message we can do one to many, as many pagers as the hospital wants to use from a group called (Perspective). Today cell phones can do broadcast SMS, but not specifically to a customer. And I believe that we will have that advantages for quite some time. So — and even with microcell technology in hospitals, those cells still do not hit every nook and cranny in a hospital. We put antennas and transistors on top of the building, we put (leady co-axes) throughout the building, we access surgical rooms and RF-shielded areas better than any other competing technology today.

Peter David:	OK, thank you for this. And I have one more quick question which is actually a follow-up to something that was mentioned in response to an earlier question. It has to do with government clients and specifically political departments. You mentioned that those who are currently customers of the company are carrying a separate paging device in addition to everything else. My question is, is it possible to incorporate the paging functionality in a different device, in an already existing device, whether that is a cell phone or not is a secondary topic.

Peter Barnett:	Yes...

Peter David:	But basically have the opportunity in an instance of an emergency to switch into your network and to a paging functionality and this way not have someone carry an additional device with them.

Vince Kelly:	You are 100 percent right on target. We spent time last year working on that with Samsung who is a big manufacturer of mobile phones. They were willing to do it. However, the mobile phone carriers pushed back on it. They basically — their response is basically, well, we already can do SMS, short, you know, text messaging with our phones, why would we want a pager in it, as if it would be them admitting that we can do something they can’t do. So here we have the biggest network in the United States, our one-way network covering 91 percent of the population, our two-way network covering 81 percent of the population, here we have a device that will work oftentimes when mobile phone networks go down and that can save people’s lives, here we have one of the largest manufacturers of cellular telephones in the world willing to do it, and we have yet been able to convince the large mobile phone carriers to want to go down that path. And unfortunately they would be the ones that would need to make the purchase commitments. And so that’s where we’ve really struggled. Now, having said that, we’ve not giving up on it. We’re cognizant that CTIA is going on. We’ve got our Executive Vice President of Marketing focused on this specific issue as we speak and we’ll continue pursuing that. And maybe somewhere between the comments that we were making earlier about our efforts with the FCC and between these terrible natural disasters and this cycle of hurricanes that we seem to have gotten ourselves into, we’ll have over time some perception change there and be able to do something that I think would benefit these carriers as well. I think if I was a big carrier I would want this as one of my product offerings because it would help to differentiate what I’m selling versus what everybody else is selling so I just wouldn’t have the same flavor service as someone else and be competing just on cost. So we’re hopeful. You know, we’ve been frustrated but we’ll continue to push on this.

Peter David:	Thank you.

Operator:	Thank you. And we will now take our final question from John Kim of Alpine. Mr. Kim, your line is now open.

Vince Kelly:	John?

John Kim:	Hello?

Vince Kelly:	Hi, John. Go ahead.

John Kim:	Hi. I had a quick question on the assumptions for the revenue guidance. I assume you have projected a modest RPU decline for top-line. I was wondering at what point you start thinking about pricing strategy or marketing strategy either, you know, stem that RPU or increase it sometime.

Vince Kelly:	Well, John, I think we mentioned during the call we have done increases with respect to standardizing our indirect customer base, and that did have the net effect of increasing RPU there. It’s a little bit more difficult when you talk about the direct customer base, because these customers that are components of the Fortune 1,000 tend to have contractual arrangement with you that will go for multiple years, and those contractual relationships stipulate discounted pricing, and their pricing is typically discounted based on volume. And even though they churn at a lower rate, they have a lower RPU, what tends to be churning off right now is the higher RPU, smaller units per account business, and that’s what’s causing the RPU assumptions to slightly go down. We will continue to look at this very closely as we go forward in 2006. I hear you loud and clear. I understand where you’re going and what you’re thinking. It’s not particularly easy as it might seem when you first look at it and you start digging into the specific accounts and the specific relationships. But this is something that we will continue to be focused on. We would hate to try to do anything that would increase RPU if it ended up resulting in a higher loss of units and we lost the principal or the corpus of the — of the revenue as opposed to just gaining the incremental increase. So we’ll be very tuned to this in 2006. And, you know, as said earlier, this is our guidance right now based on what we see and what we know and the trends that we experienced in 2005. We’ll update you guys as we move forward when and if things change.

John Kim:	Great. Thanks. And one follow-up on the cash balance you gave for Q1 ‘06 of 73 million, I believe.

Tom Schilling:	Yes.

John Kim:	That equates to about a 35 and a half million delta from year end. Is that correct?

Tom Schilling:	Yes.

John Kim:	And I assume pretty much all of that came from operations — well, I could assume I guess four to five million in cap ex. But other than that, am I missing something else in terms of cash usage or

Tom Schilling:	No, it was — it was a pretty normal quarter. It was essentially our cash from operations, that increased the [cash] balance.

John Kim:	Right. So if I extrapolate an EBITDA number it seems fairly flat from Q4, unless I’m mistaken. Is that — is that fair to say?

Tom Schilling:	Yes, it is, relatively speaking if you, back out the dividend that we paid in the fourth quarter it would be a fairly similar number

John Kim:	Right.

Tom Schilling:	... Cash flow is one of those things that can be affected by a lot of timing issues. And if you look back over the course of 2005 you see — somebody brought up the question earlier about the cash expense associated with severance costs. Those hit differently on a cash basis than on a GAAP basis, but for full year 2005 that it tended to wash out. From a fourth quarter to first quarter standpoint it was really relatively consistent.

John Kim:	Right. And again you expect minimal cash taxes for the year.

Tom Schilling:	Yes.

John Kim:	OK. Thanks.

Tom Schilling:	Thank you.

Vince Kelly:	OK, that was our last question. I want to thank everybody for participating in this call. I apologize about the length of it, longer than normal, but we had a lot of information we wanted to get across to you guys. We’re going to go back to finishing our 10-K and our restatements and working on our initiatives for 2006, and we look forward to getting with you in the not too distant future and updating you again on the business. Thank you very much.

Operator:	Thank you. This concludes today’s conference. We thank you for your patience, and have a wonderful day.